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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE FOURTH QUARTER OF FISCAL 2008

Red Bank, N.J.  October 30, 2008   The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of $1.03 cents per unit for the fourth quarter of fiscal 2008, payable on November 26, 2008 to holders of record on November 14, 2008. Natural gas sold during the third calendar quarter of 2008 is the primary source of royalty income upon which the November distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of $1.03 cents was 60.9% higher than the distribution of 64 cents for the fourth quarter of fiscal 2007. The major reason for the increase in the distribution payable was higher gas prices compared to the prior year's equivalent quarter. The impact of the higher gas prices was partially offset by a reduction in the amount of gas sold. Further details will be available in the earnings press release scheduled for publication on or about November 14, 2008.

Total distribution of $3.66 per unit for the twelve months of fiscal 2008 was 75 cents per unit or 25.8% higher than the distribution of $2.91 for the same period last year. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.